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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement Form S-8 for an aggregate of 22,022,800 shares of Common Stock, par value $.001 of IAC/InterActiveCorp, of our report dated March 11, 2005, with respect to the consolidated financial statements and schedule of IAC/InterActiveCorp, management's assessment of the effectiveness of internal control over financial reporting of IAC/InterActiveCorp, and the effectiveness of internal control over financial reporting of IAC/InterActiveCorp included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                                                                         /s/ Ernst & Young LLP

New York, New York
August 8, 2005

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Consent of Independent Registered Public Accounting Firm